Exhibit (a)(1)(E)

OFFER TO PURCHASE FOR CASH

Any and All Outstanding Shares of Common Stock

of

TRECORA RESOURCES

at

$9.81 PER SHARE, NET IN CASH

Pursuant to the Offer to Purchase dated May 25, 2022

by

BALMORAL SWAN MERGERSUB, INC.

a wholly owned subsidiary of

BALMORAL SWAN PARENT, INC.

and

BALMORAL FUNDS LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 24, 2022 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JUNE 23, 2022) UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

May 25, 2022

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated May 25, 2022 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) in connection with the offer by Balmoral Swan Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Balmoral Swan Parent Inc., an Delaware corporation (“Parent”), to purchase all of the issued and outstanding shares of Common Stock, par value $0.10 per share (the “Shares”) of Trecora Resources, a Delaware corporation (“Trecora”), at a purchase price of $9.81 per Share, net to the seller, in cash, without interest and subject to any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions of the Offer.

Also enclosed is Trecora’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which was filed by Trecora with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Offer.

THE BOARD OF DIRECTORS OF TRECORA UNANIMOUSLY RECOMMENDS THAT YOU ACCEPT THE OFFER AND TENDER ALL OF YOUR SHARES IN THE OFFER.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account pursuant to the Offer.

Please note carefully the following:

1.	The Offer Price is $9.81 per Share, net to the seller, in cash, without interest, and subject to any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

2.	The Offer is being made for all issued and outstanding Shares.

3.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 11, 2022 (together with any amendments or supplements thereto, the “Merger Agreement”), among Parent, Purchaser and Trecora, pursuant to which, after the completion of the Offer and provided that (1) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the Transactions (as defined below) shall have been terminated or expired, and any date before which each of the parties have committed in writing to any governmental authority not to close the Transactions shall have passed, and (2) no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger (as defined below) will be in effect, nor will any action have been taken by any governmental authority of competent jurisdiction, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger, that in each case prohibits, makes illegal, or enjoins the consummation of the Merger, Purchaser will merge with and into Trecora (the “Merger”), without approval of Trecora’s stockholders, pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with Trecora surviving as the surviving corporation in the Merger. As a result of the Merger, the Shares will cease to be publicly traded

4.

On May 11, 2022, the board of directors of Trecora (the “Trecora Board”) adopted resolutions: (i) determining the Agreement and Transactions are fair to and in the best interests of Trecora and its stockholders; (ii) declaring it advisable for Trecora to execute and enter into the Merger Agreement, deliver and perform its obligations under the Merger Agreement and consummate the Transactions upon the terms and subject to the conditions set forth in the Merger Agreement; (iii) resolving that the Merger Agreement and the Transactions shall be governed by and effected under Section 251(h) of the DGCL; and (iv) resolving to recommend that the stockholders of Trecora accept the Offer and tender their shares of common stock pursuant to the Offer on the terms and subject to the conditions set forth in the Merger Agreement.

5.

The Offer and withdrawal rights will expire at one minute after 11:59 P.M., New York City time, on June 24, 2022, unless the Offer is extended by Purchaser in accordance with the Merger Agreement. Previously tendered Shares may be withdrawn at any time until the Offer has expired; and, if not previously accepted for payment, at any time, after June 24, 2022, pursuant to SEC (as defined in the Offer to Purchase) regulations.

6.

The Offer is subject to the satisfaction of the Minimum Tender Condition (as defined in the Offer to Purchase) and the other conditions described in the Offer to Purchase. See Section 15-”Certain Conditions of the Offer” of the Offer to Purchase. The Offer is not subject to a financing condition.

7.

Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid or be caused to be paid by Parent, after giving effect to the Transactions, except as otherwise provided in the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any state in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such state or any administrative or judicial action pursuant thereto. Purchaser may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such state. The Offer is being made to all holders of Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other law or regulation of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with law or regulation, we will make a good faith effort to comply with any such law or regulation. If, after such good faith effort, we cannot comply with any such law or regulation, the Offer will not be made to (nor will tenders be accepted from or on behalf of holders of) the holders of Shares in such state. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM

With Respect to the Offer To Purchase For Cash

All Outstanding Shares of

Common Stock

of

TRECORA RESOURCES

at

$9.81 NET PER SHARE

Pursuant to the Offer to Purchase dated May 25, 2022

by

BALMORAL SWAN MERGER SUB, INC.

a wholly owned subsidiary of

BALMORAL SWAN PARENT INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JUNE 24, 2022,

UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 25, 2022 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), in connection with the offer by Balmoral Swan Merger Sub, Inc. a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Balmoral Swan Parent Inc., an Delaware corporation, to purchase all of the issued and outstanding shares of Common Stock, par value $0.10 per share (the “Shares”) of Trecora Resources, a Delaware corporation, at a purchase price of $9.81 per Share, net to the seller, in cash, without interest and subject to any required withholding taxes, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understand(s) and acknowledge(s) that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any tender of Shares made on the undersigned’s behalf will be determined by Purchaser in its sole discretion.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:                                 SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:

(Signatures(s))

(Please Print Name(s))

Address:

(Include Zip Code)

Area Code and Telephone Number:

Taxpayer Identification Number or Social Security Number:

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